Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

Discover Products Inc.

Discover Card Master Trust I

The undersigned, a duly authorized representative of Discover Products Inc. (“DPI”), hereby certifies that:

(a)

A review of the activities of DPI during the year ended December 31, 2020 and of its performance under the Second Amended and Restated Master Services Agreement, among Discover Financial Services, Discover Bank, DPI and other affiliated entities thereto, dated as of March 15, 2018, as supplemented by the Fourth Amended and Restated Services Addendum, between DPI and Discover Bank, dated as of November 1, 2019 (collectively, the “Agreement”) was made under my supervision.

(b)	To the best of my knowledge, based on such review, DPI has fulfilled all of its obligations in all material respects under the Agreement throughout the year ended December 31, 2020.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 23rd day of March 2021.

By:	/s/ Daniel P. Capozzi
Daniel P. Capozzi, Executive Vice President, President – US Cards

Discover Products Inc. Servicing Party of Discover Card Master Trust I